Exhibit 99.1

Build-A-Bear Workshop, Inc. Names John N. Haugh President and Chief Marketing and Merchandising Bear and Promotes Tina Klocke to Chief Operations and Financial Bear

ST. LOUIS--(BUSINESS WIRE)--March 13, 2009--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced the appointment of John N. Haugh to the newly created position of president and chief marketing and merchandising bear, effective March 16, 2009.

The company also announced that effective immediately Tina Klocke has been named chief operations and financial bear. Klocke will assume formal responsibility for store operations in addition to her continuing role as chief financial bear.

“With Tina leading our store teams and John heading up marketing, merchandising and strategic planning, our management team is fully aligned to work collaboratively to manage our business as we strengthen our entertainment offerings, including Buildabearville.com® our virtual world,” said Maxine Clark, Build-A-Bear Workshop chairman and chief executive bear.

Haugh, 46, will lead the Build-A-Bear Workshop marketing, merchandising and strategic planning teams and support functions to drive sales growth and profitability. He will report to Maxine Clark.

“John has a tremendous track record of brand building and a unique blend of marketing, merchandising, product development and licensing experience that spans the retail, hospitality, entertainment, and consumer products industries,” said Maxine Clark. “John combines a highly analytic approach to decision making and problem solving with a passion for brand building. We’ve created this new position, combining the role of president with leadership of our marketing, merchandising and strategic planning teams, to reflect John’s role in leading our intensified company-wide focus on driving sales growth through results oriented multi-channel brand-building strategies.”

Klocke, 49, joined Build-A-Bear Workshop as chief financial bear in 1997 as part of the company’s founding team. Her new position formalizes the oversight of the store operations team she assumed in October 2008. In addition to store operations, her responsibilities continue to include the finance and accounting, investor relations and public relations functions.

Haugh most recently served as president of It’s Sugar, LLC, a candy and confectionery retailer. From 2004 through 2007, he served as president of Mars Retail Group where he led all retail business operations for Mars, Incorporated including the retail expansion of M&M’s World. While at Mars, Haugh established metrics-based retail best practices to deliver growth across all channels.

Prior to joining Mars Retail Group, Haugh was chief marketing officer and senior vice president, worldwide business development at Payless ShoeSource, Inc. From 1998 to 2000, Mr. Haugh was executive vice president, marketing and sales for Universal Studios, Inc. Early in his career, Mr. Haugh held marketing and sales positions at General Mills, Inc.

Haugh earned his bachelor’s degree at the University of Wisconsin and his Master of Business Administration at the International Institute of Management Development in Lausanne, Switzerland. Mr. Haugh serves on the Board of Directors of Aéropostale, Inc.

Prior to joining Build-A-Bear Workshop in 1997, Ms. Klocke was the Controller for Clayton Corporation, a manufacturing company, where she supervised all accounting and finance functions as well as human resources. Prior to joining Clayton Corporation in 1990, she was the controller for Love Real Estate Company, a diversified investment management and development firm. She began her career in 1982 with Ernst & Young LLP. Ms. Klocke is a member of the American Institute of Certified Public Accountants.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc., is the leading and only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in 1997, the company and its franchisees currently operate more than 400 Build-A-Bear Workshop® stores worldwide, including company-owned stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland, and France, and franchise stores in Europe, Asia, Australia and Africa. In 2007, the interactive experience was enhanced - all the way to CyBEAR™ space - with the launch of buildabearville.com®, the company’s virtual world, stuffed with fun. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $468 million in fiscal 2008. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web site, www.buildabear.com.

CONTACT:
Build-A-Bear Workshop, Inc.
Molly Salky, 314-423-8000, ext. 5353
or
Jill Saunders, 314-423-8000, ext. 5293